Exhibit 10.75
EXECUTION COPY

CREDIT SUISSE SECURITIES (USA) LLC	CREDIT SUISSE
Eleven Madison Avenue	Eleven Madison Avenue
New York, NY 10010	New York, NY 10010
CONFIDENTIAL
May 25, 2006
Alion Science and Technology Corporation
1750 Tysons Boulevard
McLean, VA 22102

Attention:	John M. Hughes Chief Financial Officer
Alion Science and Technology Corporation
$50,000,000 Senior Secured Incremental Term Loan Facility
$175,000,000 Senior Unsecured Increasing Rate Bridge Facility
$310,000,000 Senior Secured Replacement Bank Facilities
Commitment Letter
Ladies and Gentlemen:
     Reference is made to the Credit Agreement dated as of August 2, 2004, as amended (the “Credit Agreement”), among Alion Science and Technology Corporation, a Delaware corporation (the “Borrower” or “you”), the lenders party thereto (the “Lenders”) and Credit Suisse (formerly known as Credit Suisse First Boston, “CS”), as Administrative Agent and Collateral Agent. Terms used but not defined in this commitment letter (including the Exhibits and other attachments hereto, this “Commitment Letter”) shall have the meanings assigned thereto in the Credit Agreement, in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Senior Facilities Term Sheet”) or in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Bridge Facility Term Sheet” and, together with the Senior Facilities Term Sheet, the “Term Sheets”).
     You have informed CS, in its capacity as the Administrative Agent, and Credit Suisse Securities (USA) LLC (“CS Securities” and, together with CS and their respective affiliates, “Credit Suisse”, “we” or “us”) that you intend (a) to acquire (the “Acquisition”) from Anteon Corporation (the “Seller”) all of the Seller’s rights, and to assume the Seller’s obligations, under the Anteon Contracts, (b) pursuant to Section 2.24 of the Credit Agreement, to obtain Incremental Term Loan Commitments for additional Term Loans (or, to the extent contemplated by the sixth paragraph of the fee letter dated the date hereof, among the Borrower, CS and CS Securities (the “Fee Letter”), Other Term Loans) in an aggregate principal amount of $50,000,000 (the “Incremental Term Facility”), (c) to borrow up to $175,000,000 of senior unsecured increasing

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rate loans (the “Bridge Loans”) under the senior unsecured credit facility (the “Bridge Facility”) described in the Bride Facility Term Sheet, and (d) to amend certain provisions of the Credit Agreement in order (i) to give effect to the making of loans under the Incremental Term Facility and the treatment of such loans as Term Loans for all purposes of the Credit Agreement and the other Loan Documents, (ii) to permit the Acquisition and the incurrence of the Bridge Loans and (iii) to make certain other changes thereto (the “Proposed Amendment”). If the Proposed Amendment is not obtained, then you would not obtain the Incremental Term Facility, but rather you would terminate the Credit Agreement, prepay all amounts outstanding thereunder and obtain the senior secured replacement credit facilities (the “Replacement Bank Facilities”) described in the Senior Facilities Term Sheet. The Incremental Term Facility, the Replacement Bank Facilities and the Bridge Facility are referred to collectively herein as the “Facilities”.
     In connection with the foregoing, (a) CS is pleased to advise you of its commitment to provide the entire principal amount of the Incremental Term Facility and the Bridge Facility and (b) CS Securities is pleased to advise you of its agreement to use commercially reasonable efforts to arrange the Proposed Amendment, in each case upon the terms and subject to the conditions set forth in this Commitment Letter. In addition, if the Proposed Amendment is not obtained, CS is pleased to advise you of its commitment to provide the entire principal amount of the Replacement Bank Facilities and the Bridge Facility, upon the terms and subject to the conditions set forth or referred to in this Commitment Letter.
     You hereby appoint (a) CS Securities to act, and CS Securities hereby agrees to act, as sole bookrunner and sole lead arranger in respect of the Facilities, and (b) CS to act, and CS hereby agrees to act, as sole administrative agent and sole collateral agent in respect of the Facilities. Each of CS Securities and CS, in such capacities, will perform the duties and exercise the authority customarily performed and exercised by it in such roles. You agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter) will be paid in connection with the Facilities or the Proposed Amendment unless you and we shall so agree.
     We reserve the right, prior to or after the execution of definitive documentation for the Facilities, to syndicate all or a portion of CS’s commitments in respect of the Facilities to a group of banks, financial institutions and other institutional lenders identified by us in consultation with and reasonably acceptable to you (together with CS, the “New Lenders”). We intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree actively to assist us in completing a satisfactory syndication. Such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships, (b) direct contact (at times mutually agreed) between senior management, representatives and advisors of the Borrower and the proposed New Lenders, (c) assistance by you in the preparation of a Confidential Information Memorandum for each of the Facilities and other marketing materials to be used in connection with the syndications, (d) prior to the launch of the syndications, the obtaining of ratings for the Incremental Term Facility or the Replacement Bank Facilities, as applicable, from each of Standard & Poor’s Ratings Service and Moody’s Investors Service, Inc., and (e) the hosting, with CS Securities, of one or more meetings (at times mutually agreed) of prospective New Lenders. You agree, at the request of CS Securities, to assist in the preparation of a version of the Confidential Information Memorandum and other marketing materials and presentations to be used in connection with the syndication of the Facilities, consisting exclusively of information and documentation that is either (i) publicly available or (ii) not material with respect to the

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Borrower and its subsidiaries or the Seller and its subsidiaries and any of their respective securities for purposes of United States Federal and state securities laws.
     CS Securities will manage, in consultation with you, all aspects of any syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate and the allocation of the commitments among the New Lenders (subject to the institutions which will participate and the commitment allocations being reasonably acceptable to you).
     To assist CS Securities in its syndication efforts, you agree promptly to prepare and provide to Credit Suisse all information with respect to the Borrower and its subsidiaries and the Acquisition, including all financial information and projections (the “Projections”), as we may reasonably request. You hereby represent and covenant that (a) all information other than the Projections and information of a general economic nature (the “Information”), taken as a whole, that has been or will be prepared by or on behalf of you or any of your representatives and that has been or will be made available to Credit Suisse by you or any of your representatives in connection with the transactions contemplated hereby is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be prepared by or on behalf of you or any of your representatives and that have been or will be made available to Credit Suisse by you or any of your representatives in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions that are reasonable at the time made and at the time the related Projections are made available to Credit Suisse (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower, and that no assurance can be given that such Projections will be realized). You agree that if at any time prior to the closing of the Facilities and the effectiveness of the Proposed Amendment any of the representations in the preceding sentence would be incorrect if the Information and Projections were being furnished, and such representations were being made by you, at such time, then you will promptly supplement the Information and the Projections so that such representations will be correct under those circumstances. In arranging and syndicating the Facilities and arranging the Proposed Amendment, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.
     As consideration for CS’s commitment hereunder, and Credit Suisse’s agreements to perform the services described herein, you agree to pay to CS Securities the fees set forth in the Fee Letter.
     CS’s commitment hereunder, and Credit Suisse’s agreements to perform the services described herein, are subject to (a) our not having discovered or otherwise become aware of any information not previously disclosed to us that we believe to be inconsistent in a material and adverse manner with our understanding, based on the information, taken as a whole, provided to us prior to the date hereof, of the business, assets, liabilities, operations, financial condition or Projections of the Borrower and its subsidiaries, taken as a whole, after giving effect to the Acquisition, (b) there not having occurred any event, change or condition since September 30, 2005 (the date of the most recent audited financial statements of the Borrower delivered to Credit Suisse as of the date hereof) that, individually or in the aggregate, has caused, or could reasonably

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be expected to cause, a material adverse condition in or materially adverse effect on the business, assets, liabilities, operations or financial condition of the Borrower and its subsidiaries, taken as a whole, (c) our satisfaction that, prior to and during the syndication of the Facilities, there shall be no other issues of debt securities or commercial bank or other credit facilities of the Borrower or its subsidiaries being offered, placed or arranged, (d) the negotiation, execution and delivery of definitive documentation with respect to the Facilities reflecting the terms and conditions set forth in this Commitment Letter and in the Credit Agreement and otherwise reasonably satisfactory to Credit Suisse and its counsel, (e) CS Securities having been afforded a period of at least 20 consecutive days following the launch of the general syndication of the Facilities (“launch” being defined as the date of the general meeting with prospective New Lenders) and immediately prior to the closing date to syndicate the Facilities, and (f) your compliance with the terms of the Fee Letter.
     You agree (a) to indemnify and hold harmless Credit Suisse and its officers, directors, employees, agents, controlling persons, members and successors and assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Transactions, the Facilities or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto, and to reimburse each such Indemnified Person upon demand for any reasonable legal or other reasonable expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from the willful misconduct or gross negligence of such Indemnified Person, and (b) to reimburse Credit Suisse, upon presentation of a summary statement, for all reasonable out-of-pocket expenses (including but not limited to expenses of Credit Suisse’s due diligence investigation, consultants’ fees (if such consultants are retained with your prior consent, which consent shall not be unreasonably withheld), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of one counsel (as well as local counsel in each applicable jurisdiction), in each case incurred in connection with the Facilities and the preparation of this Commitment Letter, the Fee Letter, the definitive documentation for the Facilities and any security arrangements in connection therewith. Notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall be liable for any damages arising from the unauthorized use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems or for any indirect, special, punitive or consequential damages in connection with its activities related to the Facilities.
     You acknowledge that Credit Suisse may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Neither we nor any of our affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you in connection with the performance by us of services for other companies, and we will not furnish any such information to other companies. You also acknowledge that neither we nor any of our affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.

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     You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and Credit Suisse is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether Credit Suisse has advised or is advising you on other matters, (b) Credit Suisse, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of Credit Suisse, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that Credit Suisse is engaged in a broad range of transactions that may involve interests that differ from your interests and that Credit Suisse has no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (e) you waive, to the fullest extent permitted by law, any claims you may have against Credit Suisse for breach of fiduciary duty or alleged breach of fiduciary duty and agree that Credit Suisse shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.
     This Commitment Letter shall not be assignable by you without the prior written consent of CS and CS Securities (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnitees (as defined below)), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnitees). CS may assign its commitment hereunder to any of its affiliates or, with your consent (which shall not be unreasonably withheld or delayed), to any prospective New Lender. Any such assignment to an affiliate will not relieve CS from any of its obligations hereunder unless and until such affiliate shall have funded the portion of the commitment so assigned (or the commitment of CS hereunder shall have otherwise terminated in accordance with the terms of this Commitment Letter). Any such assignment to a prospective New Lender shall release CS from the portion of its commitment hereunder so assigned. Any and all obligations of, and services to be provided by, CS Securities or CS hereunder may be performed and any and all rights of CS Securities or CS hereunder may be exercised by or through any of their respective affiliates or branches. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by CS Securities, CS and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.
     Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter or the

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transactions contemplated hereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby in any New York State or in any such Federal court and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your affiliates, officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis or (b) as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof); provided that you may disclose this Commitment Letter and the contents hereof (but not the Fee Letter or the contents thereof) to the Seller and its officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis. Credit Suisse acknowledges and agrees that (i) the Borrower may file this Commitment Letter with the Securities and Exchange Commission as an exhibit to any of its periodic reports and (ii) the provisions of Section 9.16 (Confidentiality) of the Credit Agreement apply to all Information (as defined therein) provided by the Borrower to Credit Suisse hereunder or in connection with the syndication of the Facilities.
     Notwithstanding anything herein to the contrary, any party to this Commitment Letter (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Commitment Letter and the Fee Letter and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Commitment Letter or the Fee Letter and (ii) no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by this Commitment Letter and the Fee Letter is the purported or claimed U.S. federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of such transactions.
     The compensation, reimbursement, indemnification, confidentiality, jurisdiction and waiver of jury trial provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation for the Facilities or the Proposed Amendment shall be executed and delivered and notwithstanding the termination of this Commitment Letter.
     Credit Suisse hereby notifies you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), Credit Suisse and each New Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name, address, tax identification number and other information regarding the Borrower that will allow Credit Suisse or such New Lender to identify

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the Borrower in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to Credit Suisse and each New Lender.
     If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and the Fee Letter by not later than 5:00 p.m. (New York City time) on June 3, 2006. CS’s commitment hereunder, and Credit Suisse’s agreements to perform the services described herein, will expire at such time in the event that Credit Suisse has not received such executed counterparts in accordance with the immediately preceding sentence. In the event the initial borrowing in respect of the Facilities does not occur on or before July 15, 2006, then this Commitment Letter, CS’s commitment and Credit Suisse’s agreements to perform the services described herein shall automatically terminate unless Credit Suisse shall, in its discretion, agree to an extension.
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     Credit Suisse is pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

by
/s/ Christopher G. Cunningham

Name: Christopher G. Cunningham
Title: Managing Director

CREDIT SUISSE, CAYMAN ISLANDS BRANCH

by
/s/ Robert Hetu

Name: Robert Hetu
Title: Managing Director

By
/s/ Cassandra Droogan

Name: Cassandra Droogan
Title: Vice President

Accepted and agreed as of the date first above written:

ALION SCIENCE AND TECHNOLOGY CORPORATION

by	/s/ John M. Hughes
Name: John M. Hughes
Title: Executive Vice President and CFO

CONFIDENTIAL May 25, 2006	EXHIBIT A
Alion Science and Technology Corporation
$310,000,000 Senior Secured Replacement Bank Facilities
Summary of Principal Terms and Conditions

Borrower:	Alion Science and Technology Corporation, a Delaware corporation (the “Borrower”).

Transactions:	The Borrower intends to enter into a Purchase Agreement (the “Purchase Agreement”) with Anteon Corporation (the “Seller”), pursuant to which the Borrower will acquire (the “Acquisition”) all of the Seller’s rights, and assume the Seller’s obligations, under certain government contracts (the “Anteon Contracts”) in consideration of the payment by the Borrower to the Seller of approximately $225,000,000 in cash (the “Acquisition Consideration”). In connection with the foregoing, (a) the Borrower will obtain Senior Unsecured Term Loans in an aggregate amount of $175,000,000 (the “Senior Unsecured Term Loans”), (b) either (i) the Borrower’s existing Credit Agreement dated as of August 2, 2004, as amended (the “Existing Credit Agreement”) will be amended to, among other things, permit the Acquisition and the financing therefor and the Borrower will (x) obtain an Incremental Term Facility under the Existing Credit Agreement, as so amended, in the aggregate amount of $50,000,000, and (y) borrow $21,000,000 of delayed draw term loans (the “Delayed Draw Term Loans”) thereunder, or (ii) the Borrower will prepay in full, and terminate, the Existing Credit Agreement, using the proceeds of the Replacement Bank Facilities described below under the caption “Replacement Bank Facilities”, and (c) fees and expenses incurred in connection with the foregoing will be paid. The transactions described in this paragraph are collectively referred to herein as the “Transactions”.

Sources and Uses:	The approximate sources and uses of the funds necessary to consummate the Transactions are set forth on Exhibit C to the Commitment Letter (the “Commitment Letter”) to which this Term Sheet is attached.

Agent:	Credit Suisse, acting through one or more of its branches or affiliates (“CS”), will act as sole and exclusive administrative agent and collateral agent (collectively, the “Agent”) for a syndicate of banks, financial institutions and other institutional lenders

(together with CS, the “Lenders”), and will perform the duties customarily associated with such roles.

Sole Bookrunner and Sole Lead Arranger:		Credit Suisse Securities (USA) LLC will act as sole bookrunner and sole lead arranger for the Senior Facilities described below (the “Arranger”), and will perform the duties customarily associated with such roles.

Syndication Agent:		At the option of the Arranger, a financial institution identified by the Arranger and acceptable to the Borrower (the “Syndication Agent”).

Documentation Agent:		At the option of the Arranger, a financial institution identified by the Arranger and acceptable to the Borrower (the “Documentation Agent”).

Replacement Bank Facilities:	(A)	A senior secured term loan facility in an aggregate principal amount of up to $260,000,000 (the “Term Facility”).

	(B)	A senior secured revolving credit facility in an aggregate principal amount of up to $50,000,000 (the “Revolving Facility” and, together with the Term Facility, the “Senior Facilities”), of which up to $5,000,000 will be available in the form of letters of credit.

In connection with the Revolving Facility, CSFB (in such capacity, the “Swingline Lender”) will make available to the Borrower a swingline facility under which the Borrower may make short-term borrowings of up to $5,000,000. Except for purposes of calculating the Commitment Fee described below, any such swingline borrowings will reduce availability under the Revolving Facility on a dollar-for-dollar basis. Each Lender under the Revolving Facility shall, promptly upon request by the Swingline Lender, fund to the Swingline Lender its pro rata share of any swingline borrowings.

Purpose:	(A)	The proceeds of the Term Facility will be used by the Borrower on the date of the initial borrowing under the Senior Facilities (the “Closing Date”), solely (a) to refinance the Existing Credit Agreement and (b) together with the proceeds of the Senior Unsecured Term Loans, (i) to finance the Acquisition and (ii) to pay related fees and expenses.

	(B)	The proceeds of loans under the Revolving Facility will be used by the Borrower solely for working capital and other general corporate purposes, including for Permitted Acquisitions (as defined below).

	(C)	Letters of credit will be used solely to support payment obligations incurred in the ordinary course of business by the Borrower and its subsidiaries.

Availability:	(A)	The full amount of the Term Facility will be drawn in a single drawing on the Closing Date. Amounts borrowed under the Term Facility that are repaid or prepaid may not be reborrowed.

	(B)	No loans under the Revolving Facility may be made on the Closing Date. Thereafter, loans under the Revolving Facility will be available at any time prior to the final maturity of the Revolving Facility, in minimum principal amounts to be agreed upon. Amounts repaid under the Revolving Facility may be reborrowed.

Incremental Term Facility:		The definitive credit agreement for the Senior Facilities will provide for an uncommitted incremental term loan facility in an aggregate principal amount not to exceed $200,000,000.

Interest Rates and Fees:		As set forth on Annex I hereto.

Default Rate:		The applicable interest rate plus 2.0% per annum.

Letters of Credit:		Letters of credit under the Revolving Facility will be issued by CS or another Lender acceptable to the Borrower and the Agent (the “Issuing Bank”). Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance and (b) the fifth business day prior to the final maturity of the Revolving Facility; provided, however, that any letter of credit may provide for renewal thereof for additional periods of up to 12 months (which in no event shall extend beyond the date referred to in clause (b) above).

Drawings under any letter of credit shall be reimbursed by the Borrower on the same business day. To the extent that the Borrower does not reimburse the Issuing Bank on the same business day, the Lenders under the Revolving Facility shall be irrevocably obligated to reimburse the Issuing Bank pro rata based upon their respective Revolving Facility commitments.

The issuance of all letters of credit shall be subject to the customary procedures of the Issuing Bank.

Final Maturity and Amortization:	(A)	Term Facility

The Term Facility will mature on the date that is five years after the Closing Date, and will amortize in equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount of the Term Facility with the balance payable at the Maturity thereof.

	(B)	Revolving Facility

The Revolving Facility will mature on the date that is five years after the Closing Date.

Guarantees:		All obligations of the Borrower under the Facilities and under any interest rate protection or other hedging arrangements entered into with a Lender or any affiliate thereof (“Hedging Arrangements”) will be unconditionally guaranteed (the “Guarantees”) by each existing and subsequently acquired or organized domestic and, to the extent no adverse tax consequences to the Borrower would result therefrom, foreign subsidiary of the Borrower (the “Subsidiary Guarantors”).

Security:		The Facilities, the Guarantees and any Hedging Arrangements will be secured by substantially all the assets of the Borrower and each Subsidiary Guarantor (collectively, the “Collateral”), including but not limited to: (a) a perfected first-priority pledge of all the capital stock or other equity interests held by the Borrower or any Subsidiary Guarantor (which pledge, in the case of any foreign subsidiary, shall be limited to 100% of the non-voting stock or other equity interests (if any) and 65% of the voting stock or other equity interests of such foreign subsidiary to the extent the pledge of any greater percentage would result in adverse tax consequences to the Borrower) and (b) perfected first-priority security interests in, and mortgages on, substantially all tangible and intangible assets of the Borrower and each Subsidiary Guarantor (including but not limited to accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property, real property, cash, commercial tort claims, letter of credit rights, intercompany notes and proceeds of the foregoing) except for those assets for which the Agent shall determine, in its reasonable judgment, that the costs of obtaining such security interest are excessive in relation to the value of the security afforded thereby.

All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, consistent with those under the Existing Credit Agreement or otherwise satisfactory to the Borrower and the Lenders, and, subject to customary and limited exceptions to be agreed upon, none of the Collateral shall be subject to any other pledges, security interests or mortgages.

Mandatory Prepayments:	Loans under the Term Facility shall be prepaid with (a) 50% of Excess Cash Flow (as defined in the Existing Credit Agreement) for each fiscal year, reducing to 25% if the Leverage Ratio (as defined in the Existing Credit Agreement) at the end of such fiscal year was less than 2.0 to 1.0, (b) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Borrower and its subsidiaries (including insurance and condemnation proceeds) (subject to exceptions and reinvestment provisions as provided for in the Existing Credit Agreement), (c) 100% of the net cash proceeds of issuances of debt obligations of the Borrower and its subsidiaries (subject to exceptions as provided for in the Existing Credit Agreement), (d) 50% of the net cash proceeds of issuances of equity securities of the Borrower and its subsidiaries (subject to exceptions as provided for in the Existing Credit Agreement, including an exception for issuances of equity pursuant to the Borrower’s Employee Stock Ownership Plan (the “ESOP”) and reducing to 25% if the Leverage Ratio at the time would be less than 2.0 to 1.0), and (e) 100% of the amount of any purchase price adjustment received by the Borrower or any of its subsidiaries in cash pursuant to the Purchase Agreement.

The above-described mandatory prepayments shall be applied first to any amortization payments payable in the immediately succeeding 24 months and thereafter, pro rata to the remaining amortization payments thereunder.

Voluntary Prepayments and Reductions in Commitments:	Voluntary reductions of the unutilized portion of the Facilities commitments and prepayments of borrowings will be permitted at any time, in minimum principal amounts of $1,000,000, without premium or penalty, subject to reimbursement of the Lenders’ breakage costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period. All voluntary prepayments of the Term Facility will be applied to the remaining amortization payments thereunder as directed by the Borrower.

Representations and Warranties:	Substantially as provided for in the Existing Credit Agreement, including accuracy of financial statements and other information; no material adverse change; absence of litigation; no violation of material agreements or instruments; compliance with laws (including ERISA, margin regulations and environmental laws); payment of taxes; ownership of properties; inapplicability of the Investment Company Act; solvency; effectiveness of governmental approvals; labor matters; environmental and other regulatory matters; and validity, priority and perfection of security interests in the Collateral.

Conditions Precedent to Initial Borrowing:	Usual for facilities and transactions of this type, including delivery of satisfactory legal opinions; first-priority perfected security interests in the Collateral (free and clear of all liens, other than permitted liens); delivery of Assignment of Claims Act filings; execution of the Guarantees, which shall be in full force and effect; accuracy of representations and warranties; absence of defaults, prepayment events or creation of liens under debt instruments or other agreements; evidence of authority; absence of material adverse change; payment of fees and expenses; and obtaining of satisfactory insurance.

The initial borrowing under the Senior Facilities will also be subject to the applicable conditions precedent set forth in Exhibit D to the Commitment Letter.

Conditions Precedent to all Borrowings:	Delivery of notice, accuracy of representations and warranties and absence of defaults.

Affirmative Covenants:	Substantially as provided for in the Existing Credit Agreement, including maintenance of corporate existence and rights; performance of material obligations; delivery of annual and quarterly financial statements, other financial information and information required under the PATRIOT Act; delivery of notices of default, litigation, ERISA events and material adverse change; maintenance of properties in good working order; maintenance of satisfactory insurance; use of commercially reasonable efforts to maintain a rating of the Facilities by each of Standard & Poor’s Ratings Service (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”); compliance with laws; inspection of books and properties; hedging arrangements; further assurances; and payment of taxes.

Negative Covenants:	Substantially similar to the Existing Credit Agreement (as modified to give effect to the Transactions), including limitations on dividends on, and redemptions and repurchases of, capital stock (except as required pursuant to ERISA, the ESOP and other existing contractual and statutory obligations); limitations on prepayments, redemptions and repurchases of debt (other than loans under the Senior Facilities); limitations on liens and sale-leaseback transactions; limitations on loans and investments; limitations on debt, guarantees and hedging arrangements; limitations on mergers, acquisitions and asset sales; limitations on transactions with affiliates; limitations on changes in business conducted by the Borrower and its subsidiaries; limitations on amendments of debt and other material agreements; and limitations on capital expenditures.

Notwithstanding the foregoing, the Borrower will be permitted to make “Permitted Acquisitions”, as defined in the Existing Credit Agreement, which includes the following principal elements: (a) the acquired entity is a business unit, or would become a wholly owned subsidiary of the Borrower, and is in a similar line of business; (b) no default or event of default shall have occurred and be continuing and the Borrower would be in pro forma compliance with its covenants; (c) on a pro forma basis, the Borrower’s ratio of Total Debt to EBITDA would be at least 0.25 to 1.00 lower than the required covenant level at the time; and (d) after giving effect to the acquisition and the financing therefor, there would be at least $5,000,000 of available commitments under the Revolving Facility.

Selected Financial Covenants:	The definitive credit documentation for the Facilities will contain the following financial covenants (with financial definitions and levels to be agreed upon): (a) maximum ratios of Total Debt to EBITDA and (b) minimum interest coverage ratios.

Events of Default:	Substantially as provided for in the Existing Credit Agreement, including nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross default and cross acceleration; bankruptcy; material judgments; ERISA events; actual or asserted invalidity of guarantees or security documents; and Change of Control (as defined in the Existing Credit Agreement).

Voting:	Amendments and waivers of the definitive credit documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Senior Facilities (with certain amendments and waivers also requiring class votes), except that the consent of each Lender directly adversely affected thereby shall be required with respect to, among other things, (a) increases in the commitment of such Lender, (b) reductions of principal, interest or fees, (c) extensions of final maturity or scheduled amortization and (d) releases of guarantors or all or substantially all of the Collateral.

Yield Protection and Illegality:	Substantially as provided for in the Existing Credit Agreement, including protection with respect to breakage costs, changes in capital requirements or their interpretation, changes in circumstances, reserves, illegality and taxes.

Assignments and Participations:	The Lenders will be permitted to assign loans and commitments under the Senior Facilities to other Lenders or their affiliates without the consent of the Borrower and to other persons with the consent of the Borrower (and, if a Revolving Facility commitment is being assigned, the Swingline Lender and the Issuing Bank), in each case not to be unreasonably withheld or delayed; provided that the consent of the Borrower shall not be required after the occurrence and during the continuance of an Event of Default. All assignments will require the consent of the Agent, not to be unreasonably withheld or delayed. Each assignment will be in an amount of an integral multiple of $1,000,000. Assignments will be by novation and will not be required to be pro rata between the Senior Facilities.

The Lenders will be permitted to sell participations in loans and commitments without restriction. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments, (b) reductions of principal, interest or fees, (c) extensions of final maturity or scheduled amortization and (d) releases of guarantors or all or substantially all of the Collateral.

Expenses and Indemnification:	The Borrower will indemnify the Arranger, the Agent, the Syndication Agent, the Documentation Agent and the Lenders and hold them harmless from and against all reasonable costs, expenses (including reasonable fees, disbursements and other reasonable charges of counsel) and liabilities of the Arranger, the Agent, the Syndication Agent, the Documentation Agent and the Lenders arising out of or relating to any claim or any litigation or other proceeding (regardless of whether the Arranger, the Agent, the Syndication Agent, the Documentation Agent or any Lender is a party thereto) that relates to the Transactions, including the financing contemplated hereby or any transactions connected therewith, provided that none of the Arranger, the Agent, the Syndication Agent, the Documentation Agent or any Lender will be indemnified for any cost, expense or liability to the extent determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted from its gross negligence or willful misconduct. In addition, all reasonable out-of-pocket expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel) of the Arranger, the Agent, the Syndication Agent, the Documentation Agent and the Lenders for enforcement costs and documentary taxes associated with the Senior Facilities will be paid by the Borrower.

Governing Law and Forum:	New York.

Counsel to Agent and Arranger:	Cravath, Swaine & Moore LLP.

ANNEX 1

Interest Rates:	The interest rates under the Senior Facilities will be as follows:

Term Facility

At the option of the Borrower, Adjusted LIBOR plus 2.50% or ABR plus 1.50%.

Revolving Facility

At the option of the Borrower, Adjusted LIBOR plus 2.75% or ABR plus 1.75%

Both Facilities

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed to by all relevant Lenders, 9 or 12 months) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable at the end of each interest period and, in any event, at least every 3 months.

ABR is the Alternate Base Rate, which is the higher of CSFB’s Prime Rate and the Federal Funds Effective Rate plus 1/2 of 1.0%.

Adjusted LIBOR will at all times include statutory reserves.

Letter of Credit Fee:	A per annum fee equal to the spread over Adjusted LIBOR under the Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Lenders participating in the Revolving Facility pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment. In addition, the Borrower shall pay to the Issuing Bank, for its own account, (a) a fronting fee equal to a percentage per annum to be agreed upon of the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Commitment Fees:	0.50% per annum on the undrawn portion of the commitments in respect of the Senior Facilities, payable

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quarterly in arrears after the Closing Date and upon the termination of the commitments, calculated based on the number of days elapsed in a 360-day year.

Changes in Interest Rates:	The definitive documentation for the Senior Facilities will contain provisions under which, from and after the date of delivery of the Borrower’s financial statements covering a period of at least six full months after the Closing Date, and so long as no default shall have occurred and be continuing, interest rates under the Revolving Facility will be subject to reduction in increments to be agreed upon based upon performance goals to be agreed upon.

CONFIDENTIAL May 25, 2006	EXHIBIT B
Alion Science and Technology Corporation
$175,000,000 Senior Unsecured Increasing Rate Bridge Loans
Summary of Principal Terms and Conditions1

Borrower:	Alion Science and Technology Corporation, a Delaware corporation (the “Borrower”).

Agent:	Credit Suisse, acting through one or more of its branches or affiliates (“CS”), will act as sole administrative agent (in such capacity, the “Agent”) for a syndicate of banks, financial institutions and other institutional lenders (together with CS, the “Lenders”), and will perform the duties customarily associated with such roles.

Sole Bookrunner and Sole Lead Arranger:	Credit Suisse Securities (USA) LLC will act as sole bookrunner and sole lead arranger for the Senior Unsecured Increasing Rate Bridge Facility described below (collectively, in such capacities, the “Arranger”), and will perform the duties customarily associated with such roles.

Syndication Agent:	At the option of the Arranger, one or more financial institutions identified by the Arranger and acceptable to the Borrower (in such capacity, the “Syndication Agent”).

Documentation Agent:	At the option of the Arranger, one or more financial institutions identified by the Arranger and acceptable to the Borrower (in such capacity, the “Documentation Agent”).

Senior Unsecured Bridge Facility:	Senior unsecured increasing rate bridge loans in an aggregate principal amount of up to $175,000,000 (the “Senior Unsecured Term Loans”).

Purpose:	The proceeds of the Senior Unsecured Term Loans will be used by the Borrower on the Closing Date, together with the proceeds of the Incremental Term Facility, solely (a) to pay the Acquisition Consideration, (b) to prepay loans outstanding under the Existing Credit Agreement and (c) to pay related fees and expenses.

[1]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached, including Exhibit A thereto.

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Availability:	The full amount of the Senior Unsecured Term Loans must be drawn in a single drawing on the date of the borrowing of the Senior Unsecured Term Loans (the “Closing Date”). Senior Unsecured Term Loans that are repaid or prepaid may not be reborrowed.

Guarantees:	Each existing and subsequently acquired or organized subsidiary of the Borrower that is or that is required to be a “Subsidiary Guarantor” under and as defined in the Existing Credit Agreement will guarantee (the “Guarantees”) the Senior Unsecured Term Loans.

Interest Rates:	Interest for the six-month period commencing on the Closing Date shall be paid at the London interbank offered rate for U.S. dollars (for a three-month interest period) (the “LIBO Rate”) plus 550 basis points. Thereafter, interest shall be paid at (a) for the six-month period commencing on the six-month anniversary of the Closing Date, the LIBO Rate plus 625 basis points and (b) for the six-month period commencing on the first anniversary of the Closing Date, the LIBO Rate plus 700 basis points. Any Extended Loans (as defined below) shall bear interest at the LIBO Rate plus 900 basis points; provided that the portion of any interest payment representing a per annum interest rate in excess of the LIBO Rate plus 700 basis points shall be paid by capitalizing such excess portion of interest as additional Extended Loans. All references herein to Extended Loans shall include additional Extended Loans owed and outstanding as a result of the preceding sentence.

Interest Payments:	Interest on the Loans (as defined below) will be payable in cash (except as provided above), quarterly in arrears.

Default Rate:	The applicable interest rate plus 2.0%.

Notwithstanding anything to the contrary set forth herein, in no event shall any limit upon the amount of interest payable in cash with respect to the Extended Loans affect the payment in cash of any default rate of interest in respect of any Extended Loans.

Initial Maturity Date:	The eighteen-month anniversary of the Closing Date (the “Initial Maturity Date”).

Exchange:	If the Senior Unsecured Term Loans have not been previously repaid or prepaid in full in cash on or prior to the Initial Maturity Date (with such non-payment on such date not being an event of default), the maturity of

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the Senior Unsecured Term Loans shall automatically be extended to the date that is five years and six months following the Closing Date (the “Extended Loan Maturity Date”; such extended Senior Unsecured Term Loans, the “Extended Loans” and, together with the Senior Unsecured Term Loans, the “Loans”). Extended Loans will bear interest as described above and will have covenants, events of default and mandatory redemption provisions identical to the Senior Unsecured Term Loans except to the extent set forth herein.

Extended Loan Maturity Date:	The Borrower shall repay the Extended Loans in full in cash on the Extended Loan Maturity Date at a price (expressed as a percentage of the outstanding principal amount of such Extended Loans) of 103%.

Mandatory Prepayments:	The Loans shall be prepaid with, subject to certain exceptions to be agreed upon, (i) the net proceeds from the issuance, offering or placement of any debt obligations or equity securities by the Borrower or any of its subsidiaries, other than borrowings under the Existing Credit Agreement (with such proceeds being applied to repay the Loans prior to the repayment of loans outstanding under the Existing Credit Agreement); and (ii) the net proceeds from any asset sales by the Borrower or any of its subsidiaries (including proceeds from the sale of stock of any subsidiary of the Borrower) in excess of the amount required to be paid to the lenders under the Existing Credit Agreement. Such mandatory prepayments made pursuant to clauses (i) or (ii) of the preceding sentence during the periods set forth below shall be payable at the prices set forth below:

Months after Closing Date	Price[2]
0-6	100%
7-12	101%
13-18	102%
19-30	101%
31-42	102%
43-Extended Loan Maturity Date	103%

Change of Control:	The Borrower will be required to offer to prepay the Loans following the occurrence of a Change of Control (to be defined) at 100% of the outstanding principal

[2]	Price is expressed as a percentage of the aggregate principal amount of Loans being prepaid.

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amount thereof (if such Change of Control occurs prior to the Initial Maturity Date) or at 101% of the outstanding principal amount thereof (if such Change of Control occurs on or after the Initial Maturity Date).

Voluntary Prepayments:	The Senior Unsecured Term Loans may be prepaid, in whole or in part, upon not less than 5 days’ prior written notice, at the option of the Borrower at any time during the periods set forth below at the prices set forth below:

Months after Closing Date	Price[3]
0-6	100%
7-12	101%
13-Initial Maturity Date	102%

The Extended Loans may be prepaid, in whole or in part, upon not less than 5 days’ prior written notice, at the option of the Borrower at any time during the periods set forth below at the prices set forth below:

Months after Closing Date	Price[4]
19-30	101%
31-42	102%
43-Extended Loan Maturity Date	103%

Assignments and Participations:	Each Lender shall have the absolute and unconditional right to assign or participate the Loans held by it in compliance with applicable law to any third party at any time and shall give notice to the Borrower of any such assignment.

Representations and Warranties:	The definitive documentation relating to the Loans (the “Loan Documents”) will contain representations and warranties relating to the Borrower and its subsidiaries that are usual and customary for transactions of this nature or required by the Agent for this transaction in particular, including but not limited to those set forth in the Existing Credit Agreement, with such changes as are appropriate in connection with the Loans.

[3]	Price is expressed as a percentage of the aggregate principal amount of Senior Unsecured Term Loans being prepaid.

[4]	Price is expressed as a percentage of the aggregate principal amount of Senior Unsecured Term Loans being prepaid.

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Conditions Precedent to Borrowing:	Usual for facilities and transactions of this type and others to be reasonably specified by the Agent, including, without limitation, delivery of satisfactory legal opinions, corporate documents and officers’ and public officials’ certifications; execution of the Guarantees, which shall be in full force and effect; evidence of authority; and payment of fees and expenses.

The borrowing under the Senior Unsecured Term Facility will also be subject to the applicable conditions precedent set forth in Exhibit D to the Commitment Letter.

Covenants:	The Loan Documents will contain covenants relating to the Borrower and its subsidiaries that are usual and customary for transactions of this nature or required by the Agent for this transaction in particular, including but not limited to those set forth in the Existing Credit Agreement, with such changes as are appropriate in connection with the Loans.

Events of Default:	Customary for the type of transactions proposed and others to be reasonably specified by the Agent relating to the Borrower and its subsidiaries (subject, where appropriate, to thresholds and grace periods to be agreed upon), including, but not limited to, nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross default and cross acceleration; bankruptcy; material judgments; ERISA events; or actual or asserted invalidity of guarantees.

Voting:	Amendments and waivers of the Loan Documents will require the approval of Lenders holding more than 50% of the aggregate amount of the Loans, except that the consent of each Lender shall be required with respect to, among other things, (a) reductions of principal, interest or fees payable to such Lender, (b) extensions of the Initial Maturity Date or the Extended Loan Maturity Date, as applicable, and (c) releases of all or substantially all of the value of the Guarantees.

Cost and Yield Protection:	Usual for facilities and transactions of this type, including customary tax gross-up provisions.

Expenses and Indemnification:	The Borrower will indemnify the Arranger, the Agent, the Syndication Agent, the Documentation Agent, the

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Lenders, their respective affiliates, successors and assigns and the officers, directors, employees, agents, advisors, controlling persons and members of each of the foregoing (each an “Indemnified Person”) and hold them harmless from and against all costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities of such Indemnified Person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnified Person is a party thereto) that relates to the Transactions, including the financing contemplated hereby, the Acquisition or any transactions connected therewith, provided that no Indemnified Person will be indemnified for any cost, expense or liability to the extent determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from its gross negligence or willful misconduct. In addition, all out-of-pocket expenses (including, without limitation, fees, disbursements and other charges of counsel) of the Arranger, the Agent, the Syndication Agent, the Documentation Agent and the Lenders for enforcement costs and documentary taxes associated with the Loans will be paid by the Borrower.

Governing Law:	New York.

Counsel to the Agent and the Arranger:	Cravath, Swaine & Moore LLP.

EXHIBIT C
Sources and Uses of Funds
(in millions of dollars)
(all figures are approximate)

Sources of Funds		Uses of Funds
Revolving Facility[1]	$0.0	Acquisition Consideration	$225.0

Delayed Draw Term Loans	21.0

Incremental Term Facility[2]	50.0	Prepay Existing Revolving Facility	10.0

Senior Unsecured Bridge Facility	175.0	Transaction Costs	11.0

Total Sources	$246.0	Total Uses	$246.0

[1]	Represents amount to be drawn under the $50,000,000 Revolving Facility on the Closing Date.

[2]	Assumes Proposed Amendment is obtained and Replacement Bank Facilities not provided.

EXHIBIT D
Alion Science and Technology Corporation
$50,000,000 Senior Secured Incremental Term Facility
$175,000,000 Senior Unsecured Increasing Rate Bridge Facility
$310,000,000 Senior Secured Replacement Bank Facilities
Summary of Additional Conditions Precedent1
     The initial borrowing under the Facilities shall be subject to the following additional conditions precedent:
     1. The Acquisition and the other Transactions shall be consummated simultaneously with the closing under the Facilities in accordance with applicable law and on the terms described in the Term Sheets; the Purchase Agreement and all other related documentation shall be satisfactory to the Agent and no provision thereof shall have been waived, amended, supplemented or otherwise modified in any material respect adverse to the Lenders without the consent of the Agent.
     2. The Agent shall have received a pro forma consolidated balance sheet and related pro forma consolidated statements of income of the Borrower as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 30 days prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statements of income).
     3. The Agent shall be satisfied that (a) the Borrower’s consolidated pro forma EBITDA for the four-fiscal quarter period most recently ended at least 30 days prior to the Closing Date (prepared on a pro forma basis with stated assumptions and adjustments as shall be reasonably satisfactory to the Agent to give pro forma effect to the Transactions as if they had occurred at the beginning of such four-fiscal quarter period) (such consolidated pro forma EBITDA, “Pro Forma EBITDA”) shall not be less than $71,000,000 and (b) the Borrower’s ratio of Total Debt (as defined in the Existing Credit Agreement) on the Closing Date to Pro Forma EBITDA shall be no more than 6.0 to 1.0.
     4. The Agent shall have received a certificate from the chief financial officer of the Borrower certifying that the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent.
     5. All requisite governmental authorities and material third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required, all applicable appeal periods shall have expired and there shall be no litigation, governmental, administrative or judicial action, actual or threatened, that could reasonably be expected to prevent, materially restrain or impose materially burdensome conditions on the Transactions or the other transactions contemplated hereby.

[1]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter, including Exhibit A thereto, to which this Exhibit D is attached.

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     6. The Agent shall have received, at least five business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.